Exhibit 10.125

Nortel Networks Limited Annual Incentive Plan for Nortel Business Services and

Corporate Group

Section 1: Introduction

The Nortel Networks Limited Annual Incentive Plan for Nortel Business Services and Corporate Group (“NBS/CG Plan”) is a short-term, incentive bonus plan that provides the potential for “Eligible Employees” (as defined below) to receive cash awards based on their contributions to the success of the relevant “Business Unit”1 of the Company2, conditioned on the relevant Business Unit meeting its objectives.

The NBS/CG Plan is intended to drive business performance by rewarding Eligible Employees for their contributions to the relevant Business Unit’s overall success and the completion of their role. An Eligible Employee’s contribution is determined by the following factors: (1) the impact of the employee’s role on business results and (2) the employee’s performance during the employee’s active employment with the Company. The actual award received by an Eligible Employee will reflect (1) the scope, complexity, and responsibilities of the employee’s role and the employee’s performance during the applicable Plan Period3 and (2) the relevant Business Unit’s performance during the applicable Plan Period as indicated by the Business Unit Performance Factor, as described below.

[1]

For purposes of the NBS/CG Plan, the “Business Unit” is defined as Nortel Business Services (“NBS”) or Nortel Finance and Corporate Services (“Corporate Group”) or other organization or reporting entity/function as defined and approved by the Board of Directors (as defined in Section 2).

[2]

For purposes of the NBS/CG Plan, the “Company” is defined as Nortel Networks Limited and its subsidiaries and affiliates and other entities, which it controls directly or indirectly and which have been approved for participation in the NBS/CG Plan by the Board of Directors.

[3]

The Plan Period applicable to Eligible Employees who are in JCI 55 roles as of January 1st or, if later, their first day of NBS/CG Plan participation in the relevant calendar year (“Annual Basis Eligible Employees”) is the relevant calendar year. The Plan Periods applicable to Eligible Employees whose roles are other than JCI 55 as of January 1st or, if later, their first day of NBS/CG Plan participation in the relevant calendar year (“Semi-Annual Basis Eligible Employees”) is January 1st through June 30th of the relevant calendar year (“First Half”) and July 1st through December 31st of the relevant calendar year (“Second Half”). For avoidance of doubt, subsequent changes in the JCI of an Eligible Employee’s role during the relevant calendar year will not affect the Plan Period applicable to such Eligible Employee. The Plan Period(s) may be changed by the Board of Directors at any time.

Section 2: NBS/CG Plan Eligibility

Generally, regular full-time and regular part-time4 Company employees assigned to a Business Unit are eligible to participate in the NBS/CG Plan (“Eligible Employees”), subject to the following:

(1)

Eligible Employees, who participate in other Company incentive plans for a full calendar month or the greater portion of a calendar month, as determined by the Company, are not eligible to participate in the NBS/CG Plan during that calendar month. For purposes of the NBS/CG Plan, “other incentive plans” mean sales incentive compensation or any other incentive/bonus arrangements which the Company determines have been offered in lieu of the NBS/CG Plan.

(2)	Subject to applicable law, employees who are covered under a collective labor agreement are not eligible unless that collective labor agreement provides for their participation in the NBS/CG Plan.

(3)

Individuals determined by the Company to be students, co-op students, interns, temporary[5], or non-payroll workers (i.e., individuals who are not paid from a Company employee payroll) are ineligible to participate in the NBS/CG Plan.

(4)

The Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (the “Board of Directors”) may determine that certain Company employees (including employees who are not otherwise eligible for the NBS/CG Plan) may be eligible to receive an award from a Discretionary Bonus Pool created pursuant to Section 5 hereof.

(5)

Subject to applicable law, to be eligible for an award for any relevant Plan Period an employee must be actively employed in a role that is eligible under the NBS/CG Plan or other incentive plan (“Incentive Eligible Role”) for at least one calendar month in that Plan Period[6] and (a) be employed by the Company (i) on the last day of the relevant Plan Period if an Eligible Employee employed in EMEA (“EMEA Employee”) or (ii) on the applicable Payment Date, as defined in Section 4 hereof, if an Eligible Employee

[4]

For purposes of the NBS/CG Plan, regular full-time and regular part-time Company employees are those employees who are eligible for participation in the Company health benefit plans based on their regularly scheduled hours.

[5]	Where legally required, temporary full time employees on fixed term contracts with the Company may be included as Eligible Employees subject to the other conditions in Section 2 of the NBS/CG Plan.
[6]	The required period of active employment status may be changed by the Board of Directors at any time.

employed in a region other than EMEA (“Non-EMEA Employee”) 7 or (b) if no longer employed as of the applicable date set out in sub-section 5(a) above, then (i) with respect to EMEA Employees, be terminated from employment prior to the last day of the relevant Plan Period due to death, Transfer (as defined below) or involuntarily by the Company for a reason determined by the Company to be other than for Cause (as defined below) and (ii) with respect to Non-EMEA Employees, be terminated from employment prior to the applicable Payment Date due to death, Transfer or involuntarily by the Company for a reason determined by the Company to be other than for Cause. For purposes of the NBS/CG Plan, an employee will be considered to be “actively employed” on those days when the employee is classified as “active” on the applicable Company payroll and one day of active employment in a calendar month is deemed to be active employment for that full calendar month. “Transfer” under the NBS/CG Plan means an Eligible Employee’s transfer to or hire by a new employer not affiliated with the Company that purchased one or more of the Company’s business units or to which Company services have been outsourced with the advance written consent, including with respect to the Eligible Employee’s transfer or hire date, of the Company and the new employer. “Cause” under the NBS/CG Plan means the employee’s inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance or cause (as legally defined, if at all, in the relevant jurisdiction)(collectively, “Cause”).

(6)

Pro-rated awards will be made as described below to employees who (a) transfer into or out of positions covered by other incentive plans, (b) move from or to a job within the Company that is ineligible for the NBS/CG Plan, (c) are on a Company approved leave of absence or on “notice” of termination of employment and not actively employed for part of the Plan Period or (d) are terminated from employment due to death, Transfer or by the Company involuntarily for a reason determined by the Company to be other than for Cause prior to the end of the relevant Plan Period, provided that the employee meets the other NBS/CG Plan requirements set out above. However, subject to applicable law, an employee is not eligible for an NBS/CG Plan payout for any calendar month in which the employee is not actively employed in a position eligible under the NBS/CG Plan for at least one day. Except as provided in the following sentence, if an employee meets the above NBS/CG Plan requirements, but is actively employed in a position that is eligible under the NBS/CG Plan for less than the full relevant Plan Period, the employee’s NBS/CG Plan award for the relevant Plan Period will be based on the number of months during the relevant Plan Period that the employee is actively employed in a NBS/CG Plan eligible position for at least one calendar day divided by the number of months in the relevant Plan Period. For purposes of determining the amount of a pro-rata NBS/CG Plan award, an employee will

[7]	If an Eligible Employee’s country of payroll is a country not in the EMEA region, the employee is considered to be a Non-EMEA Employee for purposes of the NBS/CG Plan.

not be considered to be actively employed in an NBS/CG Plan eligible position in a calendar month in which (x) the employee participates in another incentive plan for that full calendar month or (y) the employee participates in another incentive plan for the greater portion of the month, each as determined by the Company.

(7)

With respect to former employees who continue to be eligible for an NBS/CG Plan award under Section 2(5) (b) of the NBS/CG Plan, the Company may deny payment of that NBS/CG Plan award to those former employees if they engage in conduct after their employment termination date and prior to the applicable Payment Date that constitutes Cause, as determined by the Company.

Notwithstanding the foregoing, any payment made after termination of employment to a “specified employee” that would be considered a “deferral of compensation” within the meaning of, and subject to, Section 409A of the U.S. Internal Revenue Code and regulations thereunder (“Section 409A”) will be paid on the later of the date which is six months and one day after (a) the termination date and (b) the date on which the award is otherwise payable under Section 4 of the NBS/CG Plan. A “specified employee” means any U.S. taxpayer who is a key employee (as defined in Section 416(i) of the U.S. Internal Revenue Code without regard to paragraph 5 thereof) of the Company. (This is generally limited to employees who are (i) in the top 50 officers having an annual compensation greater than US$145,000, (ii) a 5-percent owner, or (iii) a 1-percent owner having an annual compensation of more than US$150,000.). For this purpose, termination of employment means “a separation from service” as defined in Section 409A.

(8)

An employee’s Management Team[8] may, in consultation with the relevant Human Resources Business prime, make limited exceptions to the ‘actively employed’ requirement set out in Section 2(5) above where required by applicable law (e.g., as required under applicable maternity, paternity, parental, military, family, or medical leave laws). Notwithstanding anything in the foregoing to the contrary, nothing in the NBS/CG Plan shall preclude the Company paying an employee an award under the NBS/CG Plan for more than the number of months the employee was actively employed in an NBS/CG Plan eligible role during the relevant Plan Period pursuant to an approved individual employee’s employment termination agreement.

(9)	Company affiliates and joint ventures may choose to offer the NBS/CG Plan or a similar plan subject to the approval of the Board of Directors.

[8]

The “Management Team” consists of the managers with whom the employee has a direct or indirect reporting relationship as set out in the Organization Structure Manager (“OSM”) or its equivalent as maintained by the Company from time to time.

Section 3: Award Elements

An Eligible Employee’s cash award for the relevant Plan Period under the NBS/CG Plan will be based on the following formula9:

Formula Applicable to Semi-Annual Basis Eligible Employees:

50%10 of Annual Base Salary x Award % x Business Unit Performance Factor for First Half or Second Half, as applicable

Formula Applicable to Annual Basis Eligible Employees:

100%11 of Annual Base Salary x Award % x Business Unit Performance Factor for Calendar Year

Annual Base Salary means the annualized regular compensation paid to an Eligible Employee, excluding any other compensation, such as, but not limited to, bonuses, commissions, overtime, and relocation benefits. The Annual Base Salary for these purposes will be measured for all Eligible Employees during the last calendar month of the relevant Plan Period on a uniform date.

Award % is the percentage determined for each Eligible Employee for purposes of the applicable formula above based on the scope, complexity, and responsibilities of the employee’s role and that employee’s performance during the applicable Plan Period. An Eligible Employee’s Award % is subject to review, modification and approval by the Senior Management Team and the Board of Directors as provided in Section 4.12

For Eligible Employees in Job Complexity Indicator (“JCI”) 1-6 and 55, target Award %s (“Target Award %”) ranging from 3.5% to 100% are established that reflect JCI level and assume that the Eligible Employee’s performance is at a minimum satisfactory. The JCI level for these purposes will be measured concurrently with Annual Base Salary as described above. There is no guarantee that an Eligible Employee’s Award % used in the formula above will equal the applicable Target Award %.

The total NBS/CG Plan award for all Eligible Employees for a Business Unit is recommended by the Senior Management Team for approval by the Board of Directors after the end of the relevant Plan Period. The Board of Directors will determine, in its sole discretion, whether all or any part of the recommended total NBS/CG Plan award for

[9]	The NBS/CG Plan award will be pro-rated as applicable under Section 2(6) and (8).
[10]	The percentage of Annual Base Salary that is applied to the formula may be changed by the Board of Directors at any time.
[11]	The percentage of Annual Base Salary that is applied to the formula may be changed by the Board of Directors at any time.
[12]

For purposes of the Plan only, the “Senior Management Team” shall consist of the person holding the most senior position in Nortel Business Services (NBS), the person holding the most senior position in Corporate Services and any other position(s) as identified and approved by the Board of Directors (as defined in Section 2).

a Business Unit for the relevant Plan Period will be paid and the amount of any total NBS/CG Plan award for a Business Unit in respect of that Plan Period.

Business Unit Performance Factor applicable to each Business Unit shall be determined by the Board of Directors in its sole discretion based on its assessment of that Business Unit’s achievements against performance metrics targets established for that Business Unit by the Board of Directors in its sole discretion for the First Half and the Second Half. The Business Unit Performance Factor may be based on one or more performance metrics, each with specific targets. The performance metrics may have equal or different weightings. Performance metrics are the general Business Unit objectives for the First Half or Second Half, as applicable. Targets will be based on objective and/or subjective criteria established to measure, directly or indirectly, the performance metrics. Weightings will be the relative weight or percentage accorded in the relevant Business Unit Performance Factor for achieving each specific target. After approval by the Board of Directors, the relevant Business Unit’s objectives for the First Half and the Second Half will be communicated to Eligible Employees within that Business Unit. The Business Unit Performance Factor for each Business Unit is deemed to be 1.0 (achievement) throughout the relevant Plan Period and is then adjusted by the Board of Directors based on its determination of each Business Unit’s performance for (i) the First Half and Second Half, as applicable, with respect to the award calculation of Semi-Annual Basis Eligible Employees for the relevant Plan Period and (ii) the calendar year with respect to the award calculation of Annual Basis Eligible Employees for the relevant Plan Period; provided, however, that, the Business Unit Factor for the calendar year, which is used in the award calculation for Annual Basis Eligible Employees, will be equal to the average of the applicable Business Unit Factor for the First Half and the Second Half. The Senior Management Team may, in its sole discretion, recommend to the Board of Directors that the applicable Business Unit Performance Factor be adjusted with respect to certain sub-units within a Business Unit, JCI levels or any other groups of employees and the Board can approve such adjustment to the relevant Business Unit Performance Factor, in its sole discretion, based on additional factors that the Senior Management Team and Board of Directors determine in their sole discretion are relevant to the award including, without limitation, collective relative contribution to achievement of the key Business Unit objectives during the relevant Plan Period.

The Business Unit Performance Factor used in an Eligible Employee’s Award calculation will be based on the Business Unit to which the Eligible Employee is aligned in the Company’s Organization Structure Manager (OSM) as of a uniform date in the last calendar month in the relevant Plan Period; provided, however, that the Business Unit Performance Factor used in the Award calculation of EMEA Employees shall be the average of the Business Unit Factors for all Business Units for the relevant Plan Period.

Section 4: NBS/CG Plan Awards

Awards for each relevant Plan Period are calculated as described in Section 3. Notwithstanding any provision in the NBS/CG Plan to the contrary, the maximum NBS/CG Plan award payable to an Eligible Employee in the relevant Plan Period is a cash amount equal to (a) 100% of such Eligible Employee’s Annual Base Salary multiplied by a percentage equal to one and one-half (1.5) times the Eligible Employee’s Target Award % if such employee is an Annual Basis Eligible Employee or (b) 50% of such Eligible Employee’s Annual Base Salary multiplied by a percentage equal to one and one-half (1.5) times the Eligible Employee’s Target Award % if such employee is a Semi-Annual Basis Eligible Employee.

Any award under the NBS/CG Plan to an Eligible Employee is subject to the discretion of the Eligible Employee’s Management Team and Senior Management Team and the Board of Directors. That is, an Eligible Employee’s Management Team determines, in its discretion, the Award % for an Eligible Employee subject to review, modification and approval by the Senior Management Team. Specifically, the Senior Management Team reserves the right, in its discretion, to review and adjust Eligible Employees’ Award percentages, which are assigned to those Eligible Employees by their Management Team, to reflect its assessment of the employees’ contributions, as reflected in their performance, to the Business Unit or the achievement of the Business Unit’s key objectives, as well as to ensure that the final payouts, if any, are within appropriate budgetary guidelines. Finally, the Board of Directors reserves the right, in its discretion, to make a final determination of the Award % of any Eligible Employee. The Board of Directors determines, in its sole discretion, the achievement of the targets for the performance metrics, the final calculation of the Business Unit Performance Factor (which may include a determination of a Business Unit Performance Factor of zero, even if certain of the performance metrics targets are achieved, and/or an adjustment to the relative weighting of the performance metrics) and whether NBS/CG Plan awards will be paid in respect of a Plan Period. During the relevant Plan Period, the Board of Directors can review Business Unit objectives, performance measures, weightings, and targets to determine whether they remain appropriate. The Board of Directors may, at its sole discretion, adjust the Business Unit’s objectives, performance measures, weightings, targets, and/or plan payouts for the relevant Plan Period, as it deems necessary, to reflect changes in business conditions or other circumstances.

Subject to applicable law, the Senior Management Team, may approve the reduction of NBS/CG Plan awards payable to Eligible Employees for a Plan Period by the full or partial amount of other bonuses or similar payments, including, without limitation, Company performance related payments required by applicable law, that are payable to such employees in respect of any part of such Plan Period. The Senior Management Team, will have sole discretion to determine those bonuses or payments that are subject to the preceding sentence and the amount of any such reduction to the NBS/CG Plan award.

Subject to applicable law, the Senior Management Team may approve accelerated payments at target (Business Unit Performance Factor of 1.0) to Eligible Employees in entities designated for entity closure prior to the determination of a Business Unit Performance Factor for the Plan Period by the Board of Directors. These payments may be made on a pro-rated basis and as soon as practicable to Eligible Employees who are terminated from employment involuntarily (not for Cause) by the Company due to the entity closure action. Any accelerated payment shall be contingent upon the Eligible Employee executing and submitting to the Company a release in a form to be determined and provided by the Company (the “Release”) of all claims related to the Plan.

If the Board of Directors approves the payment of a total NBS/CG Plan award for a Business Unit for the relevant Plan Period in accordance with the provisions of the NBS/CG Plan, any NBS/CG Plan award approved for an Eligible Employee under the NBS/CG Plan in that Business Unit will be payable as follows:

Semi-Annual Basis Eligible Employees employed outside of EMEA:

1. 50% of the award, if any, with respect to the First Half Plan Period following completion of the First Half;

2. 50% of the award, if any, with respect to the First Half Plan Period following completion of the Second Half; and

3. 100% of the award, if any, with respect to the Second Half Plan Period following completion of the Second Half.

Notwithstanding the foregoing, if the employment of a Semi-Annual Basis Eligible Employee employed outside of EMEA is terminated involuntarily by the Company for a reason determined by the Company to be other than for Cause or due to the Employee’s death or Transfer and the employment termination occurs (a) on or before June 30th of the relevant calendar year, then 100% of the award with respect to the First Half Plan Period will be payable following completion of the First Half and no award will be payable with respect to the Second Half Plan Period or (b) on or after July 1st of the relevant calendar year, then (i) with respect to any First Half award that is payable, 50% will be paid following completion of the First Half and the remaining 50% will be paid within 90 days of such employment termination, but in no event earlier than such initial 50% payment, and (ii) with respect to any Second Half award that is payable, 100% will be paid following completion of the Second Half.

Semi-Annual Basis Eligible Employees employed in EMEA:

1. 100% of the award, if any, with respect to the First Half Plan Period following completion of the First Half;

2. 100% of the award, if any, with respect to the Second Half Plan Period following completion of the Second Half.

Annual Basis Eligible Employees:

100% of the award, if any, with respect to the calendar year Plan Period following the completion of the Second Half.

The payment of any award or portion of an award payable upon completion of the First Half, as provided above, will be made as soon as practicable following September 1st of that calendar year, but in no event later than October 31st of that calendar year. The payment of any award or portion of an award payable upon completion of the Second Half, as provided above, will be made as soon as practicable following March 1st of the following calendar year but in no event later than April 30th of the following calendar year.

The applicable date on which an award is paid as described above is the “Payment Date”. NBS/CG Plan awards are considered income and are therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from any such awards and payments as required by applicable law. Each NBS/CG Plan award for each separate Plan Period will be treated as a separate payment for purposes of Section 409A.

Depending on local laws and policies, NBS/CG Plan awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from NBS/CG Plan awards in accordance with the specific capital accumulation and retirement plan in which the Eligible Employee participates.

Notwithstanding anything in the NBS/CG Plan to the contrary, if the Board of Directors, in its sole discretion, upon consideration of facts and circumstances determined by the Board of Directors to be relevant, concludes that an Eligible Employee has committed intentional misconduct, as defined in the Policy Regarding Recoupment of Incentive Compensation (the “Recoupment Policy”) relating to the forfeiture and/or recoupment of incentive compensation, including NBS/CG Plan award payments, the Eligible Employee will forfeit any planned but unpaid NBS/CG Plan award and/or reimburse the Company the amount of the NBS/CG Plan award received, as determined by the Board of Directors.

Section 5: Discretionary Bonus Pool

During a Plan Period, the Board of Directors may consider the creation of a separate Discretionary Bonus Pool under the NBS/CG Plan to provide discretionary, incremental bonus awards. These awards may be made to all employees of the Company or employees of the Company who individually or in groups made a relative contribution that significantly added to the overall success of the Company, whether or not the employees are eligible to participate in the NBS/CG Plan under the criteria set out in Section 2 of this document. The determination that a Company employee is eligible for a Discretionary Bonus Pool award does not otherwise entitle that employee to generally participate in the NBS/CG Plan. The Board of Directors have complete discretion to determine: the establishment of the Discretionary Bonus Pool; the eligibility criteria for participation; any performance metrics, weightings and targets; the achievement, if any, of the targets for the performance metrics; and the amount of the awards, if any, paid from the Discretionary Bonus Pool. Whether or not an Eligible Employee receives a NBS/CG Plan award shall have no effect on that employee’s eligibility to receive a Discretionary Bonus Pool award.

Discretionary Bonus Pool awards will be considered income and therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.

Depending on local laws and policies, Discretionary Bonus Pool awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from the Discretionary Bonus Pool awards in accordance with the specific capital accumulation and retirement plan in which the employee participates.

Section 6: Interpretations and Amendments

This document, as amended from time to time, constitutes the “Nortel Networks Limited Annual Incentive Plan for Nortel Business Services and Corporate Group”. In the event of any conflicts or inconsistencies between the provisions of the NBS/CG Plan and any other document or communication, written or oral, concerning the NBS/CG Plan, the provisions of this document, as amended from time to time, will govern.

The Board of Directors will interpret the provisions of the NBS/CG Plan and that interpretation will be final and binding on the Company, the Business Units and all NBS/CG Plan participants. This document is also subject to interpretation to comply with applicable laws. It is not and shall not be construed as either an employment contract or as a contract concerning the subject matter contained herein. There is no guarantee that any award under the NBS/CG Plan will actually be paid. Any award is determined at the discretion of an Eligible Employee’s Management Team, the Senior Management Team and the Board of Directors, as the case may be. If any awards, however, are paid, they will be determined and paid in accordance with the provisions herein.

The NBS/CG Plan can only be terminated or amended by the Board of Directors, which has the full authority, at any time, to terminate the NBS/CG Plan or to delete, modify and/or add to any and all terms, conditions, and provisions of the NBS/CG Plan.

As adopted by the Board of Directors of Nortel Networks Limited on July 25, 2002, as amended on January 23, 2003 with effect from January 1, 2003, as amended on July 28, 2003 with effect from January 1, 2003, as amended on February 26, 2004 with effect from January 1, 2004, as amended on March 9, 2006 with effect from January 1, 2006, as amended on March 15, 2007 with effect from January 1, 2007, as amended on February 22, 2008 with effect from January 1, 2008, as amended on February 20, 2009 with effect from January 1, 2009, as amended on November 13, 2009 with effect from October 1, 2009, as amended on March 10, 2010 with effect from January 1, 2010 and as amended on March 3, 2011 with effect from January 1, 2011.